SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): October 17, 2002


                         ARIZONA PUBLIC SERVICE COMPANY
             (Exact name of registrant as specified in its charter)


          Arizona                     1-4473                   86-0011170
(State or other jurisdiction       (Commission                (IRS Employer
      of incorporation)            File Number)           Identification Number)


400 North Fifth Street, P.O. Box 53999, Phoenix, Arizona          85004
        (Address of principal executive offices)                (Zip Code)


                                 (602) 250-1000
              (Registrant's telephone number, including area code)


                                      NONE
          (Former name or former address, if changed since last report)
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ITEM 5. OTHER EVENTS

FINANCIAL OUTLOOK

     In this discussion, earnings per share amounts will be after income taxes and will be based on diluted common shares outstanding.

2002 EARNINGS OUTLOOK

     The earnings outlook for Pinnacle West Capital Corporation ("Pinnacle West") for 2002 has not changed since Pinnacle West released its second quarter earnings in July 2002. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Business Outlook" in Item 7 of Pinnacle West's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002 (the "June 10-Q"). Pinnacle West management is not uncomfortable with a reasonable range around the October 17, 2002 First Call consensus of $3.46 per share and believes that Pinnacle West's earnings for the year will be near that amount, before deducting the one-time costs related to implementation of a voluntary workforce reduction as part of the cost reduction program announced in July 2002 ("2002 Severance Charges"). The 2002 Severance Charges are expected to total up to $37 million before income taxes ($0.26 per share) and will be recorded in the second half of 2002. To Pinnacle West's knowledge, the analysts' estimates on First Call have not been adjusted to reflect the 2002 Severance Charges.

     For the year 2001, Pinnacle West reported earnings per share from continuing operations of $3.85. Pinnacle West continues to believe that the major items that will affect the 2002 results compared with its 2001 results are: (a) an improvement related to the absence of reliability expenses for APS, that Pinnacle West incurred in 2001 and that Pinnacle West does not expect to recur in 2002 ($140 million before income taxes, $1.00 per share) and (b) lower contributions from Pinnacle West's power marketing and trading operations due to weak wholesale power market conditions in the western United States, including a lack of market liquidity, fewer creditworthy counterparties, lower wholesale market prices and resulting decreases in sales volumes (approximately $1.50 per share). Other factors will also affect the earnings comparison, including, but not limited to: benefits of customer growth of about 3.1%; improved results from APS Energy Services Company, Inc., Pinnacle West's competitive retail energy services subsidiary, related to multiyear contracts that began in 2001; higher pension and post-employment benefit expense; losses from Pinnacle West's unregulated generation operations; and the 2002 Severance Charges.

2003 EARNINGS OUTLOOK

     For the year 2003, Pinnacle West estimates that its consolidated earnings per share will be comparable to its expected reported earnings per share for 2002, after the effects of the 2002 Severance Charges.

     Pinnacle West estimates that its regulated utility operations will continue to contribute about 90% of its net income for 2003, with the remaining 10% being contributed by its unregulated operations -- about the same proportions as expected in 2002.
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     Pinnacle West estimates that net income from us in 2003 will be comparable to our results in 2002. Pinnacle West expects that the comparison will be favorably affected by the benefits of strong customer growth of approximately 3.4% and lower operations and maintenance expenses resulting from our cost reduction program. The cost reduction program effects include estimated annual savings for 2003 of approximately $30 million before income taxes ($18 million after income taxes, $0.21 per share) and the absence of the 2002 Severance Charges. We expect that the positive factors will be offset by higher natural gas prices for our power plants relating to our 2001 hedging of gas volumes and prices for 2003 and 2004 ($20 million after income taxes, $0.24 per share); higher operations and maintenance expenses related to pension and other post-employment benefits ($10 million to $15 million after income taxes, $0.12 to $0.18 per share); and higher purchased power prices.

     The net contribution from Pinnacle West's unregulated activities in 2003 is expected to be comparable with its combined results in 2002. Pinnacle West expects the combined earnings from its non-energy subsidiaries, SunCor Development Company ("SunCor") and El Dorado Investment Company, to improve significantly. In the case of SunCor, the real estate subsidiary, Pinnacle West is undertaking an aggressive effort to accelerate asset sales activities to approximately double SunCor's annual earnings in the 2003-2005 period compared to the approximate $20 million in earnings expected for 2002. These expected improvements will offset higher interest expense and other costs at the parent company primarily due to the absence of capitalized interest on construction projects and estimated lower combined contributions from Pinnacle West's unregulated generation and Pinnacle West's marketing and trading function.

2004 EARNINGS OUTLOOK

     Pinnacle West currently estimates that earnings growth will again resume in 2004, based on an expected increase in our earnings above our five-year average annual growth rate for 1996 through 2001 of 9.8%, driven primarily by customer growth and cost management. Again, Pinnacle West anticipates that its regulated utility operations will contribute about 90% of its net income for 2004, with the remaining 10% being contributed by its unregulated operations.

     Pinnacle West's 2003 and 2004 earnings outlooks assume the continuation of the rate plan included in the 1999 settlement agreement, the approval by the Arizona Corporation Commission (the "ACC") of our financing request in a timely manner (see "Financing Application" below), the "Track B" issues being resolved and approved by the ACC in a form reasonably similar to that currently proposed, and the initiation, but not completion, of a full base rate case in 2003, which would include recovery after 2004 of all costs incurred as a result of the ACC's recent reversal of its direction on asset transfers and competitive bidding. See "Arizona Electric Industry Restructuring" in Item 5 of the Company's Report on Form 8-K dated September 10, 2002 (the "September 10 Form 8-K") for information regarding the 1999 settlement agreement and recent and pending regulatory proceedings before the ACC. In the event the actual outcomes of any of the regulatory proceedings differ from those assumed by the Company as outlined above, Pinnacle West's earnings for 2003 and 2004 may differ significantly from Pinnacle West's current expectation.

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COMMON DIVIDENDS

     Management expects to recommend to Pinnacle West's board of directors at its October 23, 2002 meeting that the board increase the common dividend to $1.70 per share per year from its current annual indicated rate of $1.60 per share, effective with the December 1, 2002 dividend payment. Such an increase would be similar in amount to prior increases. The previous dividend increase was $0.10 per share per year and was approved in October 2001.

SUNCOR CASH DISTRIBUTIONS TO PARENT

     Pinnacle West expects SunCor to make cash distributions to the parent company of $80 million to $100 million annually in 2003 through 2005 due to anticipated accelerated asset sales activity.

FINANCING APPLICATION

     As previously reported, on September 16, 2002, we filed an application (the "Financing Application") with the ACC requesting the ACC to allow us to borrow up to $500 million and to lend the proceeds to Pinnacle West Energy Corporation ("PWEC"); to guarantee up to $500 million of PWEC's debt; or a combination of both, not to exceed $500 million. In the Financing Application, we explained that PWEC had previously received investment grade credit ratings contingent upon its receipt of our generation assets. The loan and/or the guarantee would be used to refinance debt incurred to fund the construction of PWEC generation assets that were built to serve our load since we were prohibited from constructing any new plants under the ACC's electric competition rules. The Financing Application was filed in response to the ACC's September 10, 2002 order on "Track A" issues that resulted in a bifurcation of generation assets between us and PWEC, which prevents PWEC from being able to attain investment grade ratings and that could adversely affect Pinnacle West's credit ratings if PWEC is unable to finance its capital requirements. See "Arizona Electric Industry Restructuring - Financing Application" in Item 5 of our September 10 Form 8-K.

     In mid-2003, Pinnacle West will need to refinance approximately $550 million of its indebtedness. If the ACC grants the approvals requested in the Financing Application in a timely fashion, Pinnacle West believes that it would not be required to issue additional equity to support its current credit ratings or to meet its liquidity requirements.

     If the ACC does not grant the approvals requested in the Financing Application, Pinnacle West would anticipate taking the following steps, to the extent necessary, in priority order:

     * The reduction of capital expenditures through plant delay and cancellation;

     *    The sale of non-core assets; and

     *    The issuance of new debt and, if appropriate, new equity.

     Although Pinnacle West believes it would be inappropriate to discuss specific numbers for each of the foregoing categories, Pinnacle West estimates the sum of these steps to be approximately equivalent to the current outstanding debt at the parent company, which totaled approximately one billion dollars as

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of September 30, 2002. Pinnacle West believes, even in this scenario, that its common dividend would remain intact.

TRACK A ORDER

     On September 10, 2002, the ACC issued its written order on "Track A" issues (the "Track A Order") related to the generic docket established by the ACC in January 2002. See "Arizona Electric Industry Restructuring - Track A Order" in the September 10 Form 8-K. On September 30, 2002, we filed a Motion for Reconsideration of the Track A Order and on October 17, 2002 the ACC voted to deny that motion.

FORWARD-LOOKING STATEMENT

     The above discussion contains forward-looking statements based on current expectations and we assume no obligation to update these statements, except as required by applicable laws. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from results or outcomes currently expected or sought by us. These factors include the ongoing restructuring of the electric industry, including the introduction of retail electric competition in Arizona; the outcome of regulatory and legislative proceedings relating to the restructuring; state and federal regulatory and legislative decisions and actions, including the price mitigation plan adopted by the FERC; regional economic and market conditions, including the California energy situation and completion of generation construction in the region, which could affect customer growth and the cost of power supplies; the cost of debt and equity capital; weather variations affecting local and regional customer energy usage; conservation programs; power plant performance; the successful completion of Pinnacle West's generation expansion program; regulatory issues associated with generation expansion, such as permitting and licensing; our ability to compete successfully outside traditional regulated markets (including the wholesale market); technological developments in the electric industry; the performance of the stock market, which affects the amount of Pinnacle West required contributions to its pension plan; and the strength of the real estate market in SunCor's market areas, which include Arizona, New Mexico and Utah.

     These factors and the other matters discussed above may cause future results to differ materially from historical results, or from results or outcomes we currently expect or seek.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        ARIZONA PUBLIC SERVICE COMPANY
                                        (Registrant)


Dated: October 17, 2002                 By: /s/ Barbara M. Gomez
                                            ------------------------------------
                                            Barbara M. Gomez
                                            Treasurer

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